Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 on Form S-3 (SEC File No. 333-139752), the related prospectus and the registration statements on Form S-8 (SEC File Nos. 333-164996, 333-155907, 333-147603 and 333-138297) and the related prospectus and registration statement on Form S-3 (SEC File No. 333-150145) of China Direct Industries, Inc. of our report dated December 22, 2011 related to the consolidated balance sheets of China Direct Industries, Inc. and its Subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2011 and 2010 appearing in China Direct Industries, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2011.

SHERB & CO., LLP

/s/ Sherb & Co., LLP

Boca Raton, Florida
December 22, 2011